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For further information:
John F. Walsh
Vice President, Investor Relations
Southern Union Company
212-659-3208

SOUTHERN UNION ANNOUNCES SALE OF $850 MILLION
FLORIDA GAS TRANSMISSION SENIOR NOTES

HOUSTON, July 19, 2010– Southern Union Company (NYSE: SUG) today announced  that Florida Gas Transmission Company, LLC (FGT), an affiliate of Southern Union Company and El Paso Corporation (NYSE:EP), has issued $500 million of 5.45% senior notes due July 15, 2020, at an offering price of $99.826 (per $100.00 principal) to yield 5.47% and $350 million of 4.00% senior notes due July 15, 2015, at an offering price of $99.982 (per $100.00 principal) to yield 4.00%.  The offerings were structured as Rule 144A and Regulation S offerings.

FGT will use the net proceeds of approximately $843.9 million from the sale of the senior notes to partially fund its $2.4 billion Phase VIII expansion project and for general corporate purposes, which may include repayment of any of FGT’s outstanding debt.  Today, FGT issued a notice of its election to redeem on August 19, 2010, its $325 million of 7.625% notes due December 1, 2010.  FGT operates a 5,000-mile natural gas pipeline system extending from south Texas to south Florida with current mainline capacity of approximately 2.3 billion cubic feet per day.  The Phase VIII expansion project includes the construction of approximately 500 miles of large diameter pipeline and the installation of over 200,000 horsepower of additional compression that will provide up to an additional 820 million cubic feet per day of natural gas transportation capacity.

The notes have been rated Baa2 by Moody’s Investors Service, Inc. and BBB by Standard & Poor’s Rating Services.  The notes will be senior, unsecured general obligations of FGT, ranking pari passu with all of its other senior, unsecured and unsubordinated indebtedness.

The notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the Securities Act) and to non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act. The notes will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with more than 20,000 miles of gathering and transportation pipelines and one of North America’s largest liquefied natural gas import terminals, along with serving more than half a million natural gas end-user customers in Missouri and Massachusetts.  For further information, visit www.sug.com.

Cautionary Statements

This news release includes forward-looking statements and projections.  The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release.  Important factors that could cause actual results to differ materially from the projections, anticipated results or other expectations herein are enumerated in Southern Union’s Securities and Exchange Commission filings.  While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

This news release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such states.